Exhibit 10.30

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of November 30, 2007 (the “Effective Date”), by and between Cognigen Networks, Inc., a Colorado corporation (the “Company”) and Adam Edwards, an individual (the “Employee”).

RECITAL

WHEREAS, pursuant to the terms of that certain Asset Purchase and Reorganization Agreement (the “Purchase Agreement“) dated November 30, 2007 by and among the Company and Commission River Inc. (“Commission River”), the Company proposes to acquire substantially all of the assets of Commission River in exchange for shares of voting common stock of the Company (the “Transaction”);

WHEREAS, an essential condition to the Transaction is the execution of an Employment Agreement to be entered into between the Employee and the Company; and

WHEREAS, the Company desires to employ Employee and the Employee desires to be employed by the Company, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual premises and agreements hereinafter set forth, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Company and Employee, intending to be legally bound, agree as follows:

AGREEMENT

1. Employment.  Commencing on the Effective Date and continuing throughout the term of this Agreement, the Company hereby agrees to employ the Employee as the Vice President of the Company and President and General Manager of Commission River Operations or a similar position with a subsidiary of the Company, and the Employee hereby accepts employment with the Company or subsidiary of the Company, upon the terms and subject to the conditions set forth herein.

2. Term.  The Employee shall be employed by the Company for a period of three (3) years from the Effective Date or until the Employee’s employment with the Company is terminated in accordance with Section 6.

3. Duties.

(a) General Duties.  The Employee will initially be employed as the Vice President of the Company and President and General Manager of Commission River Operations, and will have and perform those duties and responsibilities which are appropriate and customary to the position held by the Employee and assigned or delegated to the Employee from time to time by the Company’s Board of Directors (the “Board”), President or Chief Executive Officer.  The Board or the Company’s President or Chief

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Executive Officer may, in their sole discretion, alter, modify, or change the Employee’s duties, offices, positions, responsibilities and obligations set forth in this Agreement at any time (including employing the Employee with a subsidiary of the Company), consistent with the Employee’s status as Vice President of the Company and President and General Manager of Commission River Operations.

(b) Performance.  To the best of the Employee’s ability and experience, the Employee will at all times loyally and conscientiously perform all duties, and discharge all responsibilities and obligations, required of and from the Employee pursuant to the terms hereof, and to the satisfaction of the Company.  Notwithstanding the foregoing, the Employee shall be free to engage in the business management and ownership of, or employment by, Telarus, Inc. (“Telarus”), as long as such engagement does not materially interfere with his employment with the Company.  For purposes of this Agreement, the scope of Telarus’ business in which Employee may be engaged shall be limited to (i) ownership of common shares of Telarus, and (ii) sales, marketing and consulting services in the area of commercial information technology, including without limitation telecommunications services and devices, networking services and devices, residential broadband sales and services through www.shop4DSL.com, software and software as a service (collectively, the “Telarus Business”).  Additional products, services and business pursuits may be added to the Telarus Business by written consent of the Company which consent will not be unreasonably withheld.

(c) Place of Performance.  In connection with the Employee’s employment by the Company and unless the parties hereto mutually agree otherwise, the Employee will be based at the Company’s offices in Draper, Utah, except for required travel on Company business.

4. Compensation and Related Matters.

(a) Salary and Bonus.  In consideration for services rendered to the Company as provided herein, the Company will pay to the Employee a base salary (the “Base Salary”) at a rate of: (x) $72,000 per annum for the first thirteen (13) months following the Effective Date; and (y) $100,000 per annum thereafter during the term of this Agreement.  The Base Salary shall be paid as follows:

(i) For the first thirteen (13) months following the Effective Date and calculated on a per annum basis: (x) $24,000 of the Base Salary will be paid in cash according to the Company’s standard payroll policy as in effect from time to time, which currently provides for payments to be made twice a month, in arrears; and (y) $48,000 of the Base Salary will be paid within thirty (30) days of the Company’s fiscal year end, and shall be paid in shares of common stock of the Company (the “Shares”).  The Company shall issue such Shares to Employee based on the stock price of $.03 per share of common stock of the Company.  The Company shall issue the Shares in compliance with all applicable state and federal securities laws.

(ii) Subsequent to the first thirteen (13) months following the Effective Date and calculated on a per annum basis, the Base Salary will be paid in cash according to the Company’s standard payroll policy as in effect from time to time, which currently provides for payments to be made twice a month, in arrears.

(iii) The Employee shall also be eligible to receive bonuses (each a “Bonus”), payable in cash within forty-five (45) days after the Company’s fiscal year end.  Each Bonus will be based upon the Employee achieving certain performance objectives established and provided to the Employee by the Board or the Company’s President or Chief Executive Officer.

Subject to Section 6(a)(iv) hereof, the Base Salary may be increased from time to time in accordance with normal business practices of the Company.

(b) Expenses.  The Employee will be entitled to receive reimbursement for reasonable expenses incurred by the Employee in performing services hereunder, including expenses for travel and living expense while away from home on business in the service of the Company; provided that all expenses are incurred, documented, and accounted for in accordance with the policies and procedures as are from time to time established by the Company and expenses in excess of $5,000 are approved in advance by the President, Chief Executive Officer or Chief Financial Officer of the Company.

(c) Employee Benefit Plans.  During the term of this Agreement, the Employee is entitled to participate in any employee benefit plans which may be made available by the Company to its employees generally, including, but not limited to, cafeteria plans and health, life, hospitalization, stock purchase plans, option plans, dental, disability or other insurance plans as may be in effect from time to time and in accordance with rules established from time to time for individual participation in such plans.

(d) Paid Leave.  The Employee will be entitled to the number of paid leave days in each calendar year as is determined in accordance with the Company’s paid leave policy as in effect from time to time.  The Employee will also be entitled to all paid holidays given by the Company to its employees.  Use of paid leave (and, if applicable, accrual of and compensation for unused paid leave) will be subject to the Company’s policies.

5. Facilities and Services Furnished.  The Company will furnish the Employee with office space, and such other facilities, furniture, equipment, and services as it may determine to be reasonably necessary for the performance of the Employee’s duties as set forth herein.

6. Termination.

(a) Termination Events.  The Employee’s employment hereunder may be terminated under any of the following circumstances:

(i) Death.  The Employee’s employment hereunder shall terminate upon the Employee’s death.

(ii) Disability.  If the Employee is determined to be “disabled” in accordance with this Section 6(a)(ii), the Company may terminate the Employee’s employment hereunder.  For purposes of this Agreement, the Employee shall be considered “disabled” if in the reasonable, good faith judgment of a licensed physician selected jointly by the Company and the Employee (or the Employee’s personal representative), the Employee is unable, after any accommodation required by applicable law, to perform the Employee’s customary duties as an employee of the Company because of a physical or mental impairment for a period of three (3) consecutive months.  The determination by the physician selected by the Company and the Employee (or the Employee’s personal representative) shall be binding and conclusive for all purposes.  If the Company and the Employee (or the Employee’s personal representative) cannot agree on a single physician, the Company and the Employee (or the Employee’s personal representative) may each designate a physician.  If the two (2) physicians do not agree on whether the Employee is “disabled” as defined in this Section 6(a)(ii), they shall jointly appoint a third (3rd) physician, whose judgment concerning whether the Employee is disabled shall be binding and conclusive on all parties.  The Employee agrees to submit to such physical examinations as may be ordered by any physician selected pursuant to this Section 6(a)(ii).

(iii) Cause.  The Company may terminate the Employee’s employment hereunder for Cause (as defined below) at any time upon delivery of written Notice of Termination (as defined below) to the Employee.  For purposes of this Agreement, “Cause” shall mean (1) the conviction of (or the plea of guilty or no contest to) a felony, as evidenced by a judgment, order or decree of, or acceptance of a plea of nolo contendere (or similar plea) by, a court of competent jurisdiction, which the Board reasonably determines is likely to have a material adverse effect on the ability of the Employee to effectively perform the Employee’s duties, (2) unreasonable neglect or refusal by the Employee to perform the Employee’s duties or responsibilities that remains uncured for at least ten (10) days following the Employee’s receipt of written notice of such neglect or refusal from the Board, (3) the Employee’s performance of an act or failure to perform an act which, if the Employee were prosecuted and convicted, would constitute a felony, (4) a material violation by the Employee of the Company’s established policies and procedures that remains uncured for at least ten (10) days following the Employee’s receipt of written notice of such violation from the Board, (5) the breach by the Employee of any of the Employee’s material obligations under this Agreement that remains uncured for at least ten (10) days following the Employee’s receipt of written notice of such breach from the Board; provided that the Employee shall not have any opportunity to cure any material breach of Section 8 or Section 9 hereof, or (6) the Employee’s commission of an act of fraud, misappropriation or embezzlement against the Company.  A determination of whether the Employee’s actions justify termination for Cause and the date on which such termination is effective shall in each case be made in good faith by the Board; provided that the mere allegation of any act described in clause (3) or (6) above shall not constitute a sufficient basis for “Cause” under such clause (3) or

(6), as applicable, and the Employee shall be given in advance of such determination a full and detailed written statement of the basis of such claim and shall be given the opportunity to provide contrary proof before the Board, except that such opportunity will not be required to be given in the event of actual conviction of the type of felony referred to above.

(iv) Other Events of Termination.  The Employee’s employment hereunder may be terminated (1) by the Company at any time for any other reason or no reason by providing written Notice of Termination to the Employee; (2) by the Employee, upon the Company’s breach of any material provision of this Agreement that is not cured by the Company within ten (10) days of the Company’s written receipt of written notice of such breach from Employee; or (3) by the Employee for “Good Reason” at any time, which shall mean (i) a change in the Employee’s position that materially reduces his level of authority or responsibility; (ii) a change in Employee’s reporting authority to the Company’s Chief Executive Officer or the Board; (iii) the Company’s failure to pay any amount due or owing to the Employee under the terms of this Agreement; (iv) the Company’s reduction of the Base Salary to an amount less than the amount provided for in Section 4(a) above; or (v) the Company’s breach of any material provisions of this Agreement not involving the payment of money and the expiration of ten (10) business days after the Company’s receipt of written notice of such breach from the Employee unless cured within twenty (20) business days following the notice period.

(b) Notice of Termination.  “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated.

(c) Effect of Termination.  In the event the Employee’s employment is terminated, all obligations of the Company and the Employee under this Agreement shall cease, except that if the Employee is terminated pursuant to Section 6(a)(i), 6(a)(ii) or 6(a)(iii) hereof, the terms of Section 7 through Section 11 shall survive such termination.  Upon termination for any reason, the Employee or the Employee’s representative or estate shall be entitled to receive any applicable compensation, benefits, and reimbursements set forth in Section 7.  The Employee acknowledges that, upon termination of the Employee’s employment, the Employee is entitled to no other compensation, severance or other benefits other than those specifically set forth under Section 7(b) or any other provision of this Agreement.

7. Compensation and Severance Upon Termination.

(a) In the event the Employee’s employment hereunder is terminated pursuant to Section 6(a)(i), 6(a)(ii) or 6(a)(iii) above, the Employee or his estate shall only be entitled to receive the amount of the Base Salary payable through the date of termination, and shall not be entitled to any salary, compensation or benefits from the Company thereafter, except as otherwise specifically provided for under the Company’s employee benefit plans or as otherwise expressly required by applicable law.

(b) In the event the Employee’s employment hereunder is terminated pursuant to Section 6(a)(iv) above, Employee shall be entitled receive the following payments (all such payments will be made according to the Company’s standard payroll policy as in effect from time to time):

(i) If Employee’s employment is terminated within the twelve (12) month period from the Effective Date, the Company shall pay to the Employee an amount that is equal to the sum of: (1) twelve (12) months of the Base Salary payable pursuant to Section 4(a)(x), and (2) any Bonus earned by the Employee in accordance with Section 4(a) hereof, all paid in cash pro rata over the twelve (12) month period commencing on the date of termination, plus the full medical, dental and vision premiums for continuation coverage under COBRA for the Employee and his dependents who qualify for continuation coverage under COBRA for one (1) year following the date of termination.

(ii) If Employee’s employment is terminated at any time on or after the first anniversary of the Effective Date, the Company shall pay to the Employee an amount that is equal to the sum of three (3) months of the Base Salary for the year in which the termination occurred, plus the full medical, dental and vision premiums for continuation coverage under COBRA for the Employee and his dependents who qualify for continuation coverage under COBRA for three (3) months following the date of termination.

8. Confidentiality and Inventions Assignment.

(a) Confidential Information and Work for Hire.  The Employee and the Company hereby acknowledge and agree that in connection with the employment of the Employee, the Employee has been and will be provided with or shall otherwise be exposed to or receive certain confidential and/or proprietary information of the Company or of third parties and may develop certain products, services, methods, know-how, procedures, formulae, processes, specifications, and information of a similar nature that relate to the services provided by the Employee to the Company.  The Employee shall abide by the terms of this Section 8.

(b) Definitions.  As used herein:

(i)            “Confidential Information” shall mean any and all tangible and intangible information, whether oral or in writing or in any other medium, relating to the management, business, strategy, plans, intellectual property, operations, products, inventions, financial condition, financial results, and financial projections of Commission River or the Company, including without limitation, any and all trade secrets, know-how, designs, drawings, schematics, formulations, ingredients, samples, processes, machines, prototypes, mock-ups, processing and control information, product performance data, manuals, supplier lists, customer lists, purchase and sales records, marketing information and computer programs, whether developed by Commission River or the Company or furnished to Commission River or the Company by other third parties; and all information which relates to the analysis and evaluation of the Confidential Information and/or the use thereof developed or compiled by Commission River or the Company. Confidential Information shall not include Excluded Information (as defined below).

(ii)            “Excluded Information” shall refer to information, if any, that would otherwise constitute Confidential Information and that (1) is generally available to or known by the public other than as a result of a disclosure made by Employee in breach of this Agreement; (2) was available to Employee on a nonconfidential basis prior to disclosure to Employee by the Company; (3) is disclosed to Employee on a nonconfidential basis from a source other than the Company; provided that Employee is not, in good faith after reasonable inquiry, aware that such source is or was bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to Employee by any contractual, legal, or fiduciary obligation or by any other obligation enforceable by law or in equity; (4) is hereafter independently developed or compiled by Employee without the aid, application, or use of the Confidential Information; or (5) was available to the Employee or is hereinafter independently developed, compiled or obtained by the Employee while the Employee was engaged in the Telarus Business.  Excluded Information does not include information that would otherwise constitute Confidential Information during the period from the date the information was disclosed by the Company to Employee and the date that such information became Excluded Information.

(iii)            “Person,” whether or not the term is capitalized, will be interpreted very broadly and will include, without limitation, any individual, corporation (including a business trust), partnership, joint stock company, limited liability company, trust, estate, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof, whether or not any such person is an officer, director, employee, or agent of the Company.

(c) Use of Confidential Information.  The Confidential Information will be used by the Employee solely for the purposes of performing services for the Company.  The Confidential Information will not, without the prior written consent of the Company, be used by the Employee, directly or indirectly, for any other purpose.  Such use shall cease at any time when this Agreement has terminated in accordance with its terms.

(d) Nondisclosure.  The Employee agrees to safeguard the confidentiality of the Confidential Information and not to disclose any part of it to any Person except to those employees of the Company who need to know such information for the purposes of performing services for the Company.

(e) Return of Confidential Information.  Promptly upon the request of the Company, the Employee will return to the Company all copies of Confidential

Information furnished to the Employee by the Company, together with all copies of any of the same (whether in hard-copy form or on intangible media, such as electronic mail or computer files), or any part thereof, made by the Employee.  All notes, studies, reports, memoranda, and other documents prepared by the Employee that contain or reflect the Confidential Information shall also be returned to the Company.

(f) Dispute as to Confidential Nature of Information.  In the event of a dispute or litigation between the Employee and the Company, the Employee shall have the burden of proving that any information disclosed to the Employee by the Company or used by the Employee, and which information the Employee claims does not constitute Confidential Information, is not in fact Confidential Information or a derivative thereof.

(g) Subpoena; Court Order; Other Legal Requirement.  If the Employee is requested, under the terms of a subpoena or order or other compulsory instrument issued by or under the authority of a court of competent jurisdiction or by a governmental agency, or is advised in writing by counsel for any such party that there is otherwise a legal obligation to disclose (i) all or any part of the Confidential Information, (ii) the fact that the Confidential Information has been made available to the Employee, or (iii) any of the terms, conditions, or other facts with respect to the Employee’s employment with the Company or the services provided by the Employee to the Company, the Employee agrees to, at the Company’s expense: (1) provide the Company with prompt written notice of the existence, terms, and circumstances surrounding such request or requirement; (2) consult with the Company on the advisability of taking steps to resist or narrow that request; (3) if disclosure of Confidential Information is required, furnish only such portion of the Confidential Information as the Employee is advised in writing by the Employee’s counsel is legally required to be disclosed; and (4) cooperate with the Company, at the request of the Company and at the Company’s expense, in its efforts to obtain an order excusing the Confidential Information from disclosure, or an order or other reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information that is required to be disclosed.

(h) Inventions and Other Intellectual Property

(i) Attached hereto as Schedule A is a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were owned or developed by the Employee prior to the Employee’s relationship with Commission River or the Company, which relate to the Company’s proposed businesses and products, and which are not assigned to the Company pursuant to this Section 8(h).  If no such list is attached, the Employee represents that there are no such inventions. The Employee agrees to promptly make full written disclosure to the Company, to hold in trust for the sole right and benefit of the Company, and to assign to the Company all of the Employee’s right, title, and interest in and to any and all inventions, original works of authorship, developments, improvements, discoveries, ideas, know-how, processes, methods, formulae, techniques or trade secrets, whether or not patentable or copyrightable, which the Employee has solely or jointly conceived or developed or reduced to practice, may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the Employee’s relationship with the Company, whether as an officer, employee or other service provider.  The Employee acknowledges and understands that this Section 8(h) will not apply to an invention as to which the Employee can prove the following:

(1)            It was created by the Employee entirely on the Employee’s own time;

(2)            It was not conceived, developed, reduced to practice or created by the Employee:

(A)          within the scope of the Employee’s engagement or employment;

(B)          on the Company’s time; or

(C)          with the aid, assistance or use of any of the Company’s property, equipment, facilities, supplies, resources or intellectual property;

(3)            It does not result from any work, services or duties performed by the Employee for the Company;

(4)            It does not relate to the industry or trade of the Company; and

(5)            It does not relate to the current or demonstrably anticipated business, research or development of the Company.

The Employee acknowledges that all original works of authorship which are made by the Employee (solely or jointly with others) within the scope of the Employee’s work related to the Company and which are protectable by copyright are “works made by hire,” as that term is defined in the United States Copyright Act (17 U.S.C.A. § 101).  The Employee further agrees that, with respect to any “works made by hire” by the Employee (solely or jointly with others), the Employee will receive no royalty or other consideration therefor.

(ii)            Maintenance of Records.  The Employee agrees to keep and maintain adequate and current written records of all inventions and original works of authorship made by the Employee (solely or jointly with others) during the term of the Employee’s relationship with the Company, whether as an officer, employee or other service provider, which will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company; provided that the Employee shall not be required to maintain such records for any invention or original work of authorship made by the Employee in connection with the Employee’s services to Telarus related to the Telarus Business, as permitted hereunder.  Except as limited by the foregoing sentence, the records will be available to and remain the sole property of the Company at all times.  The records will include, but will not be limited to information as to all inventions, as well as information as to any studies or research projects undertaken on the Company’s behalf or with the aid, assistance or use of any of the Company’s property, equipment, facilities, supplies, resources or intellectual property, describing in detail the procedures employed and the results achieved, and any other information the Company requires.

(iii)            Inventions Assigned to the United States.  The Employee agrees to assign to the United States government or any state or local government all of the Employee’s right, title, and interest in and to any and all inventions, original works of authorship, developments, improvements or trade secrets whenever such full title is required to be in the United States or any state or local government by contract between the Company and the United States government or any state or local government if applicable, except for inventions, original works of authorship, developments, improvements or trade secrets that are expressly excluded in this Agreement.

(iv) Obtaining Letters Patent and Copyright Registrations.  The Employee agrees that the Employee will apply, at the Company’s expense and request, for United States and foreign letters patent or copyrights, either in the Employee’s name or otherwise as the Company desires, covering inventions and original works of authorship assigned hereunder to the Company.  The Employee further agrees that the Employee’s obligation to assist the Company to obtain such United States or foreign letters patent and copyright registrations will continue beyond the termination of the Employee’s relationship with the Company, whether as an officer, employee or other service provider, but the Company shall compensate the Employee for such assistance at a reasonable rate for time actually spent by the Employee beyond termination of the Employee’s relationship with the Company at the Company’s request.  If the Company is unable because of the Employee’s mental or physical incapacity or for any other reason to secure the Employee’s signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations covering inventions or original works of authorship assigned to the Company pursuant to this Agreement, then the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee’s agent and attorney in fact, to act for and in the Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by the Employee.  The Employee hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which the Employee now or may hereafter have for infringement of any patents or copyright resulting from any application for letters patent or copyright registrations assigned hereunder to the Company.

9. Non-Competition

(a) Non-Competition Provision is Integral Part of Agreement.  The Company and the Employee have negotiated the non-competition provisions as an integral part of this Agreement.  The Company and the Employee agree to the non-competition and other provisions contained herein and agree that such provisions are reasonable and are necessary to induce the Company and the Employee to enter into this Agreement.  If, at the time of enforcement of any provision of this Agreement, a court or other tribunal shall hold that the restrictions herein are unreasonable or unenforceable under circumstances then existing, the Employee agrees that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the period, scope or area stated herein.

(b) Non-Competition.  The Employee agrees that during the term of the Employee’s employment with the Company and for a period of two (2) years thereafter (the “Restrictive Period”), the Employee will not, unless otherwise agreed by the Company in writing, directly or indirectly, as promoter, shareholder, agent, representative, manager, director, officers, owner, independent contractor or otherwise or in connection with any consultant, employee, agent, partner, relative, or affiliate of the Employee:

(i) Anywhere in the world (the “Restricted Area”) own, manage, operate or control any business of the type and character engaged in and competitive with the Company or any affiliate thereof (for purposes of this paragraph, ownership of securities of not in excess of two percent (2%) of any class of securities of a public company shall not be considered to be competition with the Company or any affiliate thereof);

(ii) Anywhere in the Restricted Area, act as an employee, officer, director, manager, member, advisor, representative, partner, consultant or agent for any business of the type and character engaged in and competitive with the Company, or any of its affiliates; or

(iii) Solicit the employment of any employee or independent contractor of the Company or any of its affiliates.

The Company hereby acknowledges and agrees that any of the Employee’s ownership interest in, or services to, Telarus during the Restricted Period shall not be deemed a breach of this Section 9 or any other provision of this agreement, provided that Telarus does not engage, directly or indirectly, in business other than the Telarus Business.

(c) Definitions.  For purposes of this Agreement, the term “competitive with the Company” shall mean any business (other than the Telarus Business) located anywhere in the Restricted Area that (i) conducts business similar to the Company during the Employee’s employment with the Company or (ii) is engaged in the business of providing services and/or products similar to those of the Company during Employees employment with the Company related to providing technology, tools, and products to affiliate marketers and creating and managing affiliate programs for product vendors, but shall expressly exclude the Employee’s ownership of, providing services to, or employment by, Telarus.  As used in this Agreement, the term “affiliate” shall mean any individual, joint venture, partnership, corporation, limited liability company, or shareholder which controls, is controlled by, or is under common control with, the Company, or in which the Company owns any interest, as required by the context of this Agreement.

10. Availability of Equitable Remedies.  The Employee hereby acknowledges and agrees that a breach of any of the agreements contained in this Agreement will cause irreparable harm and damage to the Company, that the remedy at law for the breach or threatened breach of the agreements set forth in this Agreement will be inadequate, and that, in addition to all other remedies available to the Company for such breach or threatened breach (including, without limitation, the right to recover damages), the Company will be entitled to injunctive relief for any breach or threatened breach of the agreements contained in this Agreement.

11. Representations and Warranties.

(a) Restricted Securities.  The Employee understands that any Shares that may be issued to Employee hereunder have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Employee’s representations as expressed herein.  The Company understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Employee must hold the Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  The Employee acknowledges that the Company has no obligation to register or qualify the Shares for resale.  The Employee further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Employee’s control, and which the Company is under no obligation and may not be able to satisfy.

(b) Limited Market.  The Employee understands that the Shares are quoted on the Over-the-Counter Bulletin Board and that a limited public market exists for the Shares.  The Company has made no assurances that an active public market will ever exist for the Shares.

(c) Legends.  The Employee understands that the Shares and any securities issued in respect of or exchange for the Shares, may bear one or all of the following legends:

(i)            “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A

VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(ii)            Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate with such legend.

(d) Adequate Knowledge; No Reliance Upon Representations.

(i)            The Employee acknowledges and confirms that he has been given a reasonable opportunity to review all documents, books, records and materials of the Company pertaining to the Shares, has been supplied with all additional information concerning the Company and the Shares that has been requested, has had a reasonable opportunity to ask questions of and receive answers from the Company or its authorized representatives concerning the Shares and that all questions have been answered to the full satisfaction of Employee.

(ii)            The Employee has received no representations, written or oral, from the Company or its officers, directors, employees, attorneys or agents other than those contained in this Agreement. In making the decision to receive the Shares as a portion of the Base Salary, the Employee has relied solely upon his review of the Company’s books and records, this Agreement, the Purchase Agreement and independent investigations made by him.

12. Miscellaneous.

(a) Severability. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken.  All portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect.  Further, any court order striking any portion of this Agreement shall modify the stricken terms to give as much effect as possible to the intentions of the parties under this Agreement.

(b) Notices.  All notices, demands, and other communications provided for hereunder shall be in writing (including facsimile or similar transmission) and mailed (by U.S. certified mail, return receipt requested, postage prepaid), sent, or delivered (including by way of overnight courier service), (i) if to the Company, to Cognigen Networks, Inc., 1559 North Technology Way, Orem, Utah, Attn: Bob Bench, and in the case of facsimile transmission, to facsimile number (801) 705-9372; (ii) if to the Employee, to the address set forth opposite the Employee’s name on the signature page, and in the case of facsimile transmission, to the facsimile number set forth opposite the Employee’s name on the signature page or, as to each party, to such other person and/or at such other address or number as shall be designated by such party in a written notice to the other party.  All such notices, demands, and communications, if mailed, shall be effective upon the earlier of (1) actual receipt by the addressee, (2) the date shown on the return receipt of such mailing, or (3) three (3) days after deposit in the mail.  All such notices, demands, and communications, if not mailed, shall be effective upon the earlier of (A) actual receipt by the addressee, (B) with respect to facsimile and similar electronic transmission, the earlier of (x) the time that electronic confirmation of a successful transmission is received, or (y) the date of transmission, if a confirming copy of the transmission is also mailed as described above on the date of transmission, and (C) with respect to delivery by overnight courier service, the day after deposit with the courier service, if delivery on such day by such courier is confirmed with the courier or the recipient orally or in writing.

(c) Governing Law.  This Agreement shall be governed by the laws of the State of Utah without regard to its conflict of law provisions, and all claims or disputes arising hereunder shall be subject to the jurisdiction of the state and federal courts in the State of Utah.

(d) Successors and Assigns.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.  This Agreement is for the unique personal services of the Employee, and the Employee shall not be entitled to assign any of Employee’s rights or obligations hereunder.

(e) Entire Agreement; Amendment.  This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect thereto.  This Agreement can be amended or modified only in a writing signed by the Employee and the Company.

(f) No Waiver.  No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(g) Headings.  The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

(h) Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(i) Attorneys’ Fees.  In the event of any action at law, equity, or under this Agreement to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and court costs in addition to any other relief to which such party may be entitled.

(j) Section 409A of the Internal Revenue Code.  To the extent any payments under this Agreement are subject to the provisions of Section 409A of the Internal Revenue Code (the “Code”), it is intended that the Agreement will comply fully with and meet all the requirements of Code Section 409A.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

THE COMPANY:

COGNIGEN NETWORKS, INC.

______________________________
By: ________________________________
Its: ________________________________

THE EMPLOYEE:

____________________________________
        Adam Edwards

Address:	12401 South 450 East
Suite D-1
                        Draper, Utah 84062

Facsimile Number: 801-407-1603

SCHEDULE A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title                                                       Brief Description  Identifying Number

NONE